UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 27, 2009

Walter Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-13711	13-3429953
(State or other jurisdiction of incorporation	Commission File No.	(I.R.S. Employer Identification No.)
or organization)

4211 W. Boy Scout Boulevard

Tampa, Florida 33607

(813) 871-4811

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

N/A

(Former Name or Former Address, if Changed from Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers.

On October 27, 2009, the Compensation and Human Resources Committee (the “Committee”) of the Board of Directors of Walter Energy, Inc. (the “Company”) approved financial and operational metrics for 2009 under the Company’s Executive Incentive Plan (the “EI Plan”) approved by shareholders in 2006. Under the EI Plan, each plan participant is assigned a threshold (minimum), target and maximum award based on performance of the Company relative to criteria approved by the Committee for the performance period. Each plan participant, including the Company’s Named Executive Officers, has a designated target incentive opportunity, expressed as a percentage of base pay. Payouts under the EI Plan can range from 0% to 200% of the target incentive opportunity based upon results achieved. The EI Plan contains a clawback provision pursuant to which the Committee may seek to recover any award paid in the event that a plan participant has received an award based on performance results predicated upon the achievement of financial results that are subsequently the subject of restatement as a consequence of errors, omissions, fraud or misconduct.

The following table shows the 2009 annual incentive targets for plan participants in the corporate office and the business units of the Company:

Business or Operation	Goals	Financial/Operational Component
Corporate Office	• Financial and operational - 90% • Individual- 10%	Consolidated net income- 70% Safety- 20%
Business Units	• Financial and operational - 90% • Individual- 10%	Earnings Before Interest & Taxes- 40% Consolidated net income - 30% Safety- 20%

The Compensation Committee may use its discretion to consider matters such as individual contribution and performance, strategic plans and market conditions when performing its review, and, if it deems appropriate, the Compensation Committee will approve awards to each plan participant based on the achievement of individual goals and the Company’s performance with respect to the annual financial and operational goals.  If the minimum award level is not met and no amounts would otherwise be payable, the Committee may exercise discretion in granting awards.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WALTER ENERGY, INC.

Date: October 30, 2009	By:	/s/ Catherine C. Bona
Catherine C. Bona, Vice President
Assistant General Counsel and Secretary